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The RealReal Announces Board of Directors and Executive Leadership Updates

SAN FRANCISCO, CA – March 9, 2026 – The RealReal, Inc. (Nasdaq: REAL), the world’s largest online marketplace for authenticated luxury resale, today announced changes to its Board of Directors and executive leadership team, further strengthening the Company’s governance and operational leadership as it advances its next phase of growth.

Board of Directors Update

The RealReal announced the appointment of Jennifer McKeehan to its Board of Directors and the departure of Niki Leondakis from her role as a Board member, both effective March 6, 2026. McKeehan currently serves as Chief Operating Officer of Fanatics Commerce at Fanatics, Inc., and brings extensive experience leading global operations and supply chain organizations. She previously held senior leadership roles at Walmart, Peloton, and The Home Depot, where she oversaw large-scale logistics and delivery platforms supporting millions of customers worldwide. McKeehan’s operational expertise will be a tremendous asset to The RealReal’s Board as the company continues to scale its business. Leondakis has served on the Board since 2019, providing valuable guidance during a period of transformation and growth for the company.

“I’m honored to join The RealReal’s Board at such an exciting moment in the company’s trajectory,” said McKeehan. “The RealReal has built a powerful platform at the intersection of luxury, technology, and sustainability, and I look forward to contributing my operational experience to support the company’s continued success.”

“We are pleased to welcome Jennifer to the Board. Her deep experience leading premium consumer brands and scaling retail and customer operations will be invaluable as we continue strengthening our leadership position and scaling our business,” said Rati Sahi Levesque, President and Chief Executive Officer. “We are grateful to Niki for her meaningful contributions and steady leadership during an important chapter for The RealReal, and we wish her all the best.”

Executive Leadership Update

The RealReal also announced the addition of two senior executives to its leadership team:

Tiffany Stevenson has joined the Company as Chief People Officer. Stevenson previously served in executive leadership roles at Weight Watchers, Box, and Sephora, where she led global people strategy, organizational development, and culture initiatives supporting periods of growth and transformation.

Tom Hanrahan has joined the Company as Chief Revenue Officer, overseeing revenue growth strategy across merchandising, supply acquisition, and commercial operations. Hanrahan previously spent 11 years at Square, where he held executive leadership roles launching new profit levers and scaling outbound sales initiatives.

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“These leadership additions reflect our continued investment in experienced operators who understand how to scale modern consumer and marketplace businesses,” added Levesque. “Tiffany and Tom each bring proven leadership from world-class organizations, strengthening our ability to drive sustainable growth while continuing to innovate within luxury resale.”

About The RealReal
The RealReal is the world’s largest online marketplace for authenticated, resale luxury goods, trusted by more than 40 million members. Our full-service consignment model—offering virtual appointments, in-home pickup, drop-off, and direct shipping—enables consumers to buy and sell luxury across fashion, fine jewelry and watches, art, and home categories with ease. The company combines a rigorous, expert-led authentication process with proprietary technology, including AI and machine learning, to power optimal pricing and processing for our members, and to help scale the business. By extending the life of millions of luxury goods, the company is leading a more circular economy while delivering a seamless experience for buyers and sellers.

Investor Relations Contact:
ir@therealreal.com

Media Contact:
pr@therealreal.com